Argentex appoints Mr. Mark Vanry, MBA, as Executive Vice President of Corporate Development

Vancouver, B.C., July 14, 2009 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) is pleased to announce the appointment of Mark Vanry, MBA, as Executive Vice President of Corporate Development. This newly created role includes responsibility for the company’s corporate development activities, including the forging of new relationships with institutional investors, raising capital to fund the next phase of development, an expanded marketing program, and assisting with corporate governance and regulatory matters. Mr. Vanry comes to Argentex after 10 years in institutional equity sales in London, UK, where he focused on the natural resource sector.

Most recently, Mr. Vanry spent five years as Managing Director and Head of Equity Sales for Canaccord Adams. Under his leadership, Canaccord Adams became the number one investment dealer for distribution of Canadian equity and equity-linked products to European Investors. Prior to that, he was Vice President of US Equity Sales for Raymond James Ltd., also based in London. In addition, Mr. Vanry’s background includes work as Vice President of Equity Sales for Goepel McDermid (now Raymond James Canada) and as an Associate in Scotiabank International’s Latin American banking group. He holds an MBA from the Richard Ivey School of Business at the University of Western Ontario and a BA from the University of British Columbia.

“We are pleased to expand our management team with an executive of this high caliber,” said Ken Hicks, President of Argentex. ”We believe that Mr. Vanry’s extensive knowledge and experience in providing financial and strategic advisory services to a diverse group of mining companies around the world enhances our growth potential.”

Commenting on the addition to the management team, Mr. Patrick Downey, a Director on the Argentex Board, stated, “On behalf of the Board, I am pleased to welcome Mr. Vanry to the company. His appointment strengthens our management team in key areas that are critical for our next stage of development.”

Mr. Vanry’s appointment is effective immediately. He will be based at the company’s corporate headquarters in Vancouver.

ABOUT ARGENTEX:

Argentex Mining Corporation is a junior mining exploration company with significant holdings in the Patagonia region of Argentina. It holds an undivided 100% interest in the mineral rights to the Pinguino property. In total, the company owns 100% mineral rights to more than 35 properties with approximately 307,981 acres (124,636 hectares) of prospective land located in the Santa Cruz and Rio Negro provinces of Argentina. Shares of Argentex common stock trade under the symbol AGXM on the OTCBB and on the TSX Venture Exchange under the symbol ATX.

FURTHER INFORMATION:

Ken Hicks, President

Argentex Mining Corporation

1-866-594-7687

info@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analysis and on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward-looking statements in this news release include statements about the company’s belief that Mr. Vanry’s extensive knowledge and experience in providing financial and strategic advisory services to a diverse group of mining companies around the world enhances our growth potential” and “his appointment strengthens our management team in key areas that are critical for our next stage of development.”

Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control. These risks and uncertainties include, among other things, competition for qualified personnel and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.